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EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
SpeedFam-IPEC, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 (No. 333-75965) on Form S-8 (Nos. 33-62384, 333-16891, 333-50900,
333-50896, 333-75967, 333-75931, and 333-75969) and on Form S-2 (No. 333-77859)
of SpeedFam-IPEC, Inc. of our reports dated June 22, 2001, relating to the consolidated balance sheets of SpeedFam-IPEC, Inc. and subsidiaries as of June 2, 2001 and June 3, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the three fiscal years in the period from June 1, 1998 to June 2, 2001, and related schedule, which reports appear in the June 2, 2001, annual report on Form 10-K of SpeedFam-IPEC, Inc.

Chicago, IL
August 22, 2001